Exhibit 10.46

PURCHASE AND SALE AGREEMENT

PROPERTY:

Fountains at South End

4.45 acres located at 126 and 120 New Bern Street

Charlotte, Mecklenburg County, North Carolina

SELLER:

FOUNTAINS AT NEW BERN STATION, LLC,

a North Carolina limited liability company

and

NEWBERN STATION HOLDINGS, LLC,

a North Carolina limited liability company

BUYER:

TRADE STREET OPERATING PARTNERSHIP, LP,

a Delaware limited partnership

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of December, 2012 (“Date of Agreement”) by and between FOUNTAINS AT NEW BERN STATION, LLC, a North Carolina limited liability company (“Fountains”) and NEWBERN STATION HOLDINGS, LLC, a North Carolina limited liability company (“Holdings”, and collectively with Fountains and each individually, “Seller”) and TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Buyer”), with reference and respect to the following facts and circumstances:

A. Seller is the owner of the Property described and defined hereinbelow;

B. Seller desires to develop the Property as multi-family apartments and sell such improved Property to Buyer; and

C. Buyer desires to purchase the Property from Seller.

NOW, THEREFORE, in consideration of the foregoing premises, the promises, covenants„ agreements, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the parties do hereby agree as follows:

ARTICLE 1: BASIC TERMS/PROPERTY

1.1. Certain Basic Terms. For the purposes of this Agreement, the following terms shall have the definition and/or meaning indicated.

1.1.1. “Purchase Price”: Thirty Four Million and No/100 Dollars ($34,000,000.00).

1.1.2. “Earnest Money”: The Initial Deposit and the Final Deposit (as such terms are defined and described in Section 1.3 below), the Closing Extension Deposit (as defined in Section 5.1 below) if applicable, plus (except as otherwise provided in this Agreement) interest accrued thereon and any additions thereto. Each reference to the Earnest Money in this Agreement shall mean the entire Earnest Money (or so much of it as has been deposited with Escrow Holder by or for the benefit of Buyer, from time to time, as appropriate) plus interest earned thereon.

1.1.3. “Initial Inspection Period”; The period beginning on the Date of Agreement and ending on January 31, 2013.

1.1.4. “Closing Date”: Thirty (30) days following issuance of the Final Certificate of Occupancy with respect to the Improvements (as hereafter defined), as may be extended by Buyer in accordance with Section 5.1.

1.1.5. “Outside Completion Date”: October 31, 2013; provided, the Outside Completion Date shall be extended by one (1) day for each day that any event of Force Majeure or any Architectural Arbitration (as set forth in Section 1.5) delays the issuance of the Final Certificate of Occupancy, whereby the Project has been completed in accordance with the requirements of this Agreement, but in no event shall the Outside Completion Date be extended later than December 30, 2014.

1.1.6. “Title Company”: Stewart Title Guaranty Company (see Section 8.11, for address and other contact information).

1.1.7. “Escrow Holder”: Stewart Title Guaranty Company (see Section 8.11 for address and contact information).

1.1.8. “Final Inspection”: The final inspection for a portion of the Project as described (and as defined) in Section 2.2.5.

1.1.9. “Final Certificate of Occupancy”: The final certificate of occupancy with respect to the entire Project issued by the governmental body having jurisdiction over the Property in connection with the construction, development, improvement, maintenance, use or operation thereof, which certificate is final or which certificate has, as its only condition, the completion of out-of-season landscaping, and any other governmental approval required, if any, to allow Seller to occupy and use the Project for the purpose for which the same is intended to be used. The parties acknowledge and agree that, if such landscaping condition is not satisfied prior to the Closing, Seller shall nonetheless be responsible and liable for the same, and Seller’s obligations, liabilities and duties regarding such landscaping shall survive the Closing or, at Buyer’s option, Buyer shall be entitled to receive a credit for such landscaping at Closing.

1.1.10. “Required Standard”: A level of care, workmanship, completion and quality with respect to the Work and Improvements (as hereafter defined), which complies with each of the following conditions and/or standards: (1) in accordance with the professional skill and care ordinarily provided by architects practicing in the same or similar locality under the same or similar circumstances, and who have experience on projects of a similar size, character and budget; (2) in accordance and compliance with all contract documents regarding the construction of the Improvements, in all material respects, including, without limitation, no material deviations from the Plans and Specifications (as hereafter defined), as may be changed, modified or supplemented in accordance with the terms of Sections 2.6 and 2.7 below; (3) in a good and workmanlike manner, free of defects in workmanship, labor and material); (4) free of liens and encumbrances; and (5) in accordance and compliance with any and all applicable laws, statutes, ordinances (including, without limitation, zoning ordinances), building codes, rules and regulations, as well as permits and licenses related to or governing the construction, operation or maintenance of the Improvements. The Required Standard shall be based upon the Plans and Specifications and a determination by Buyer and Seller of the Open Design Items in accordance with Section 2.6 below.

1.1.11. “Plans and Specifications”: All construction plans and specifications created in contemplation of the Seller’s development of the Property, including, without limitation, the construction and/or development of the Improvements (collectively, “Plans and Specifications”), as referenced on Exhibit A attached hereto, subject to the finalization of the Open Design Items (as defined and described in Section 2.6 below), as same may be changed, modified or supplemented in accordance with the terms of Section 2.7 below. As used in the

Agreement, the term “Plans and Specifications” shall also mean and include (i) the plans (including bid plans) and specifications for the Property, including, without limitation, specifications for the Improvements, any drawings that have been prepared by the Project Architect or other professionals before or during completion of development and construction on the Property and which reflect or are intended to reflect the Improvements, any architectural, structural, mechanical, electrical, and landscaping plans and specifications, surveys, engineering as well as the soil studies and reports, applicable flood plain maps and reports relating to the Property; (ii) copies of any construction and development plans and specifications used by Seller in connection with the construction and development of the Property, civil engineering plans for the site grading and drainage of the Property, as well as all change orders or other documents arising out of, relating to or referencing modifications made to the same; and (iii) all design drawings, plans, specifications and civil or other engineering documents, if any, relating to any proposed detention pond(s) at the Property.

1.1.12. “Work” means and comprises design, coordination, services and the completed construction required by this Agreement and includes all management, supervision, labor, materials, equipment and things necessary to produce such design and construction, and all materials and equipment incorporated or to be incorporated in such construction, and also includes the acquisition and installation of Tangible Personal Property to be included in the Project.

1.1.13. “Design Rights”: means all rights, titles and interests of Seller in and to all plans, specifications, drawings, schedules, photographs, renderings, graphics, models and other items produced by or otherwise resulting from the performance of services with respect to the Project by the Project Architect, Seller and/or any engineer, designer or other consultant engaged by either Seller or the Project Architect in connection with the Project, including, but not limited to, any and all common law, statutory, and other intellectual property rights and interests of Seller therein or thereto.

1.1.14. “Costs of the Project”: means the costs necessarily incurred in the design and construction of the Project as more fully described in Article 2 hereof.

1.1.15. “Project Architect”: means Axiom Architecture and Housing Studio, P.A. or such other architect as may be designated by Seller and approved by Buyer.

1.1.16. “Force Majeure”: means occurrences beyond the reasonable control of Seller or its agents, employees, contractors, subcontractors and consultants, including, but not limited to, acts of Clod, expropriation or confiscation of facilities by governmental authorities, compliance with any order or request of any governmental authority, floods, strikes, labor or employment difficulties, delays in transportation, inability of a party to obtain necessary materials or equipment or permits due to existing or future laws, rules or regulations of governmental authorities not in effect as of this Agreement, any governmental moratorium on issuing any necessary governmental approvals, acts of threats of terrorism, war, weather events which cause a delay in Seller’s construction of the Project, or any other causes not within the reasonable control of Seller or its agents, employees, contractors, subcontractors and consultants, but Force Majeure shall not include purely financial matters

1.1.17. “Brownfields Matters”: shall have the meaning provided in Section 7.4 below.

1.1.18. “Development Budget”: means the development budget for the construction of the Project as referenced on Exhibit B attached hereto, as same may be changed, modified or supplemented with the prior written consent of Buyer, in its sole discretion (provided, Buyer’s consent shall not be required for any reallocations of line item cost savings or contingency under the Development Budget in accordance with the terms of the loan documents for Seller’s development financing, so long as such reallocations do not increase the costs to Buyer in connection with any Buyer-initiated changes to Open Design Items under Section 2.6).

1.1.19. “Agreed Cured Items”: shall have the meaning set forth in Section 3.2.2 hereof.

1.1.20. “Construction Loan”: shall mean the loan from PNC Bank to Seller in the amount of $18,500,000 and dated as of January 9, 2012.

1.1.21. “Leases”: shall mean all leases of the Improvements, including leases which may be made by Seller after the Date of Agreement and prior to Closing as permitted by this Agreement. Seller may enter into new Leases in the ordinary course of business consistent with prevailing market practices and pricing from and after the Date of Agreement until Closing.

1.2. Property. In accordance with the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following property (collectively, the “Property”):

1.2.1. The “Real Property,” being the land described in Exhibit C attached hereto, which is approximately 4.45 acres located at 126 and 120 New Bern Street in Charlotte, Mecklenburg County, North Carolina, and will include two (2) buildings containing a total of two hundred eight (208) residential units, together with (i) all other buildings, structures, parking areas, sidewalks landscaping and improvements located thereon (collectively with the buildings, the “Improvements”), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to the Real Property, and (iii) all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property. The Improvements which are to be constructed upon the Real Property shall be designed and constructed as part of an integrated multi-family apartment complex/community initially known as “Fountains at South End” (the “Project”) in accordance with the Plans and Specifications, as may be changed, modified or supplemented in accordance with the terms of Sections 2.6 and 2.7 below.

1.2.2. Seller’s interest as landlord in the Leases.

1.2.3. The “Tangible Personal Property,” being all furniture, furnishings, fixtures, equipment, appliances, supplies, construction materials, machinery, signage and other tangible personal property owned by Seller, if any, and Seller’s interest in any such property leased by Seller, if any, now or hereafter located in and used exclusively in connection with the operation, ownership or management of the Real Property or which is required to be included in the Project pursuant to the terms hereof. During the Initial Inspection Period, Seller and Buyer shall agree on the tangible personal property that will be conveyed at Closing consistent with the Required Standard, Tangible Personal Property shall include all personal property contemplated by the Plans and Specifications, to the extent actually incorporated in the Improvements and owned by Seller.

1.2.4. Seller’s interest in the “Intangible Personal Property,” being all intangible personal property owned by Seller and related to the Real Property or which is required to be included in the Project pursuant to the terms hereof, including, without limitation, the following: the Design Rights, the Plans and Specifications and other architectural and engineering drawings for the Improvements, if any, to the extent assignable; Service Contracts; warranties, if any, in the possession of Seller or Seller’s property or asset manager, to the extent assignable; contract rights, if any, related to the construction, operation, ownership, or management of the Real Property, the Improvements or the Project (to the extent assignable, but excluding Seller’s obligations thereunder except those expressly assumed pursuant to this Agreement); government permits, approvals and licenses (to the extent assignable); telephone exchange numbers (to the extent assignable); and tradenames (but excluding the name “Fountains at South End”), trademarks, servicemarks, website domains, and advertising materials used in connection with the Project (to the extent assignable). The Seller agrees that it shall obtain the consent of the engineers, architects and other professionals who have prepared the design’s rights permitting the Buyer the right to utilize each such design rights, and excluding any such materials bearing the name “Fountains at South End,” which name Purchaser agrees shall not be used in connection with the Project following Closing).

1.2.5. Seller’s interest in Assumed Contracts.

1.3. Earnest Money. Buyer is to deposit the Earnest Money as follows: (a) Within two (2) business days after execution and delivery of this Agreement by the parties, Buyer shall deposit the amount of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Initial Deposit”) with Escrow Holder; and (b) if this Agreement has not been terminated prior to the expiration of the Initial Inspection Period, within two (2) business days following the expiration of the Initial Inspection Period, Buyer shall deposit the additional amount of Five Hundred Fifty Thousand and No/100 Dollars ($550,000,00) (the “Final Deposit”) with Escrow Holder. Escrow Holder shall pay the Earnest Money plus the interest earned thereon (i) to Seller at and upon the Closing (and credit the same toward the payment of the Purchase Price) or (ii) otherwise to the party entitled to receive the Earnest Money in accordance with this Agreement. However, unless and until the Closing occurs under this Agreement, the Earnest Money shall be held and disbursed by Escrow Holder pursuant to this Agreement which shall also serve as escrow instructions to Escrow Holder. Escrow Holder’s acceptance of the instructions and agreement to act in accordance with the same shall be evidenced by Escrow Holder’s execution of this Agreement in the space provided at the end of this Agreement. The Earnest Money (and each and every part thereof) shall be held in a federally insured interest bearing account in a financial institution acceptable to Buyer under Buyer’s tax identification number with any fees of the Escrow Holder to be split equally by Buyer and Seller.

1.4. Liquidated Damages. IF ALL OF THE CONDITIONS TO BUYER’S OBLIGATION TO PURCHASE THE PROPERTY HAVE BEEN SATISFIED OR WAIVED IN WRITING BY BUYER AND IF BUYER SHOULD FAIL TO CONSUMMATE THIS TRANSACTION FOR ANY REASON OTHER THAN SELLER’S DEFAULT, FAILURE OF A CONDITION TO BUYER’S OBLIGATION TO CLOSE, OR THE EXERCISE BY BUYER OF AN EXPRESS RIGHT OF TERMINATION GRANTED HEREIN, SELLER’S SOLE REMEDY IN SUCH EVENT SHALL BE TO TERMINATE THIS AGREEMENT AND TO RECEIVE AND RETAIN THE EARNEST MONEY (OR SO MUCH OF IT AS HAS BEEN DEPOSITED BY SELLER WITH ESCROW HOLDER), INCLUDING THE INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES, SELLER WAIVING ALL OTHER RIGHTS OR REMEDIES IN THE EVENT OF SUCH DEFAULT BY BUYER. THE PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER UNDER THIS AGREEMENT WILL BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN, AND THAT SUCH LIQUIDATED DAMAGES REPRESENT THE PARTIES’ BEST ESTIMATE OF SUCH DAMAGES AND ARE FAIR AND REASONABLE UNDER ALL OF THE EXISTING CIRCUMSTANCES.

1.5. Architectural Arbitration. In the event that Seller disputes any allegation by Buyer of non-compliance with the Required Standard, Seller shall notify Buyer of such dispute (i.e., Seller shall provide to Buyer a “Dispute Notice”) within seven (7) days of Seller’s receipt of Buyer’s Non-Compliance Notice (as defined in Section 2.2.5 below), and Buyer and Seller agree to submit such issues for architectural arbitration by a neutral third party (“Arbitrator”) who is a North Carolina-licensed architect with at least fifteen (15) years of experience in the design, development and construction of multifamily residences in the Mecklenburg County, North Carolina area, and which Arbitrator is mutually agreed upon by Seller and Buyer (within seven (7) days of Buyer’s receipt of the Dispute Notice), or if they cannot agree then on the Arbitrator, the Arbitrator (who must have the same qualifications) shall be selected by the Charlotte, North Carolina office of the American Arbitration Association within fifteen (15) days after the expiration of the aforementioned seven (7) days prior (collectively, the “Arbitration Panel”), and Seller and Buyer agree to abide by such Arbitrator’s decisions on such matters. The Arbitrator will be instructed to make its determination within thirty (30) days following the submission of the matter to arbitration (which submission shall occur within fifteen (15) days of the selection of Arbitrator). The costs of arbitration will be borne equally by Seller and Buyer; and the Closing Date shall be extended to the extent reasonably necessary, but only to the extent reasonably necessary to accommodate any such arbitration and the acts of the parties which are necessitated by the results of the arbitration.

ARTICLE 2: INSPECTION

2.1. Seller’s Delivery of Specified Documents. Within fifteen (15) days after the Date of Agreement (or as otherwise specifically provided hereinbelow), Seller shall provide to Buyer copies of all written materials with respect to the Property in Seller’s possession or reasonable control, including, but not limited to, Plans and Specifications, a schedule of Tangible Personal Property contemplated to be included in Property, Leases, contracts, reports, studies, surveys, plans, tax bills, environmental reports, construction contracts, architectural contracts, design contracts, site surveys, geotechnical and hydrological studies, zoning reports, governmental permits and approvals, existing title policies, and soils and engineering reports, if any; provided, however, Seller shall not be required to provide, and Buyer shall not be entitled to review, any internal partnership or organizational information or materials of Seller, any memoranda or correspondence from Seller to any of the members of Seller or Seller’s lender, or any other proprietary or confidential information, including financial information relating to the acquisition of the Real Property (collectively, the “Property Information”). Seller hereby covenants and agrees to promptly provide Buyer with any Property Information that comes into Seller’s possession after the Date of Agreement, which is produced by Seller, required to be produced by Seller or updated after the initial deliveries above and shall continue to provide same during the pendency of this Agreement.

2.2. Due Diligence.

2.2.1. Initial Inspection Period. Buyer shall have through the last day of the Initial Inspection Period in which to examine, inspect and investigate the Property and, in Buyer’s sole and absolute judgment and discretion, to determine whether the Property, Property Information and the Plans and Specifications are acceptable to Buyer. Notwithstanding anything to the contrary in this Agreement, Buyer may terminate this Agreement for any reason or no reason by giving notice of termination to Seller on or before the last day of the Initial Inspection Period. If Buyer does not give the notice of termination, this Agreement shall continue in full force and effect, and the Earnest Money thereafter shall be non-refundable except as otherwise provided in this Agreement. If this Agreement is terminated on or before the last day of the Initial Inspection Period pursuant to this Section 2.2.1, the Earnest Money shall be refunded to Buyer immediately upon request, less the sum of $100.00, which Escrow Holder shall disburse to Seller as Seller’s sole consideration hereunder; and, subject to the provisions of Section 8.15.1, all further rights and obligations of the parties under this Agreement shall terminate. If Buyer does not terminate this Agreement during the Initial Inspection Period, the specific exceptions to coverage specified in Schedule B, Section 2 in the Title Commitment (as defined in Section 3.1) (i) which are not objected to by Buyer pursuant to Section 3.2.2 or (ii) which are otherwise deemed accepted by Buyer pursuant to the terms of this Agreement (excluding Agreed Cure Items and matters Seller is obligated to cure pursuant to Section 3.2.1), as of the expiration of the Initial Investigation Period, shall be deemed Permitted Exceptions (as defined in Section 3.2.1) consented to, authorized and approved by Buyer, subject to the terms of Section 3.2.23.

2.2.2. Access and Indemnity. During the pendency of this Agreement, Buyer shall have reasonable access to the Property for the purpose of conducting, at Buyer’s sole expense, surveys, architectural, engineering, geotechnical, and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Buyer, provided that Buyer shall not interfere with the construction of any Improvements in connection therewith. Buyer shall keep the Property free and clear of any liens incurred by or on behalf of Buyer or any other party in connection with any inspections conducted by or for Buyer and will indemnify, defend, and hold Seller harmless from all claims and liabilities asserted against Seller as a result of any such entry by Buyer, its agents, consultants, employees, or representatives unless arising from the wrongful misconduct or gross negligence of Seller, its agents, consultants, employees, or representatives. If any inspection or test disturbs the Property, Buyer will restore the Property to the same condition, or substantially similar, as existed prior to any such inspection or test, and Buyer’s obligation to perform such restoration of the Property shall survive the termination of this Agreement. Notwithstanding anything set forth in this Agreement to the contrary, prior to Closing, Buyer shall not be responsible for any pre-existing conditions at the Property unless aggravated or exacerbated by the grossly negligent or willful misconduct of Buyer, its agents, consultants, employees, or representatives. Notwithstanding the expiration of the Initial Inspection Period, Buyer and its agents, employees, and representatives shall have a continuing right of reasonable access to the Property and Property Information during the pendency of this Agreement with the right to examine and make copies of all books and records and other materials relating to the Property in Seller’s or the Management Company’s (as defined in Section 2.3) possession or reasonable control, including without limitation the Leases, and the right to conduct “walk throughs” of the Property at times scheduled with Seller prior to the Closing.

2.2.3. Invasive Testing. Notwithstanding anything to the contrary provided in this Article 2, no invasive testing, investigation, sampling or boring shall be conducted without Seller’s prior written consent. Buyer shall notify Seller in advance and coordinate the timing of any site inspections and tests with Seller, so as to minimize disruptions upon the Property. Upon Buyer’s request, Seller shall provide Buyer with written authorization for Buyer to obtain reliance letters from any third party consultants who provided reports for Seller’s benefit regarding the condition of the Property, including, but not limited to any environmental consultant, soil consultant or engineering firm.

2.2.4. Buyer’s Obligations. Buyer shall obtain (or cause its consultant(s) to obtain), and shall provide evidence to Seller of, a policy of commercial general liability insurance, issued by an insurer reasonably satisfactory to Seller, covering Buyer (or its consultant(s)) on an occurrence basis in the amount of not less than $1,000,000.00 in connection with any personal injury or property damage arising out of any investigative activity conducted by Buyer (and its consultant(s)) on the Property and such policy shall name Seller as an additional insured. Buyer shall pay all costs incurred in making any tests, surveys, analyses, and investigations of the Property. Until the Closing, Buyer agrees to keep confidential all information relating to the Property provided to Buyer by Seller or obtained by Buyer in the course of Buyer’s review and inspection of the Property; provided, however, that such information may be disclosed to Buyer’s agents, representatives, employees, consultants and attorneys who are assisting Buyer with Buyer’s inspection and evaluation of the Property, to Buyer’s existing or prospective lenders and joint venture partners, and to the extent required by subpoena or court of competent jurisdiction or by a governmental authority or otherwise legally required. The obligations of Buyer under this Section 2.2.4 shall survive the termination of this Agreement.

2.2.5. Final Due Diligence. The parties hereto acknowledge and agree that the Improvements will be constructed, completed and delivered to the Management Company for operations upon substantial completion of each such building on a phased delivery schedule throughout the pendency of this Agreement. Prior to the expiration of the Initial Inspection Period, Seller shall provide Buyer an estimated delivery schedule for such buildings; provided, such schedule shall be a good faith estimate for informational purposes only, and such schedule may be modified or extended by Seller as the result of Change Orders, Change Requests, Force Majeure or as Seller otherwise reasonably deems necessary or appropriate to complete the Work in accordance with the terms of this Agreement, the loan documents for Seller’s development financing, and applicable laws, regulations or governmental requirements. Upon substantial completion of construction of a portion of the Improvements being delivered to the Management Company from time to time (as reasonably determined by Seller, but in no event less than one building at any one time, and set forth in a written notice from Seller to Buyer, which notice shall include copies of certificates of occupancy for the applicable portion of the Improvements together with a certificate from the Project Architect certifying that such building has been built in substantial conformance with the Plans and Specifications and Required Standards, Buyer shall have the right to inspect the Property and such portion of the Improvements (a “Final Inspection”) (a) to confirm that such Improvements were constructed in accordance with the Plans and Specifications, (b) to confirm that the Improvements are in a Rent Ready Condition, and (c) for the other purposes set forth and/or contemplated by this Section 2.2.5. Buyer shall conduct such Final Inspection simultaneously with Seller’s “walk-through” inspections of such portion of the Improvements, which Seller shall schedule with Buyer promptly after the last to occur of the following: (1) an AIA Document G-704 Certificate of Substantial Completion (or a certificate that is the functional equivalent if an AJA Document G-704 is inapplicable for any reason) from the Project Architect that states that such Improvements have been completed substantially in accordance with the Plans and Specifications and that, to the best of such architect’s knowledge and belief, all such Improvements are free from material defect in design, construction, materials and workmanship and (ii) a certificate of occupancy for such portion of the Improvements. During each Final Inspection, Buyer’s and Seller’s representatives shall jointly prepare a list designating items which, in the parties’ reasonable determination, are not in substantial conformance with the Required Standard and the Plans and Specifications, or which do not otherwise conform to the requirements of this Agreement (each a “Punch List”). Subject to the Rent Ready Condition requirement set forth in Section 5.3.2 hereof and a Seller material default of its obligations hereunder, if Buyer does not object to the condition of such Improvements during the Final Inspection, Buyer shall be deemed to have irrevocably accepted the “as-built” condition of such Improvements for the purposes of this Section 2.2.5 and thereafter waived any further right to object to any condition of such Improvements following delivery thereof by Seller to the Management Company. On or before a date which is ten (10) business days prior to the Closing Date, the Seller shall deliver to Buyer the Certificates of Occupancy having been issued for all of the Project together with an Architect’s Certificate certified by the Project Architect that the Project has been completed in accordance with the Plans and Specifications and Required Standards (collectively “Delivery”). Notwithstanding anything contained herein to the contrary, in no event shall the conduct of a Final Inspection affect the Seller’s obligation to provide the warranties set forth in this Agreement. Prior to Closing, Seller shall be obligated to cause to be corrected any defects and complete any other items on the Punch List as necessary to bring such Improvements into material compliance with the Required Standard, the Plans and Specifications and this Agreement. Seller shall diligently pursue such corrections after each Final Inspection, and Buyer shall be provided the opportunity to review such corrections on subsequent “walk-throughs” of the Property scheduled in connection with the substantial completion and Final Inspection of other portions of the Project. For purposes of this Agreement, at Closing, the Seller shall deliver the Property with a final certificate of occupancy, except to the extent that the only basis for issuing a temporary certificate of occupancy versus a final certificate of occupancy is due to the seasonal nature of the Closing Date, whereby it is not reasonably practical for the Seller to complete installing the landscaping required to obtain a final certificate of occupancy (“Landscaping”), then the Seller shall be deemed to have satisfied the requirements for a final certificate of occupancy if such temporary certificate of occupancy is issued at or before Closing and the Seller shall escrow one hundred ten percent (110%) of the reasonable estimate of the costs to complete such

Landscaping as reasonably determined by the parties (“Escrow Amount”). From and after Closing, the Seller shall complete the installation of such Landscaping as soon as reasonably possible based on weather conditions and at such time as such Landscaping has been installed, the Seller shall be entitled to submit an invoice to the Escrow Agent, together with a certification from Seller that such Landscaping has been installed in a good and workmanlike manner, free and clear of liens and encumbrance and the final certificate of occupancy that has been issued for the Project (collectively “Release Documents”), whereupon the money in the escrow shall be disbursed to the Seller. To the extent that the Seller shall fail to deliver the Release Documents within a reasonable time after the Closing, then the Buyer shall have the right to perform such Landscaping work and obtain the final certificate of occupancy, whereupon the Purchaser shall be entitled to be reimbursed out of the escrow for one hundred ten percent (110%) of the costs and expenses incurred by Seller in completing such work and to the extent of any deficiency, the Seller shall be liable to Purchaser for any such deficiency. The provisions of this paragraph shall survive Closing.

2.3. Management of the Property. The parties hereto acknowledge and agree that the Improvements will be constructed and completed on a phased delivery schedule throughout the pendency of this Agreement as provided by Seller prior to the expiration of the Initial Inspection Period (it being acknowledged such schedule shall be a good faith estimate for informational purposes only, and such schedule may be modified or extended by Seller as the result of Change Orders, Force Majeure or as Seller otherwise reasonably deems necessary or appropriate to complete the Work in accordance with the terms of this Agreement, the loan documents for Seller’s development financing, and applicable laws, regulations or governmental requirements). Upon the completion of any portion of the Improvements, Seller shall engage Greystar (the “Management Company”) to manage those completed portions of the Property (at Seller’s expense for all periods prior to Closing, and at Buyer’s expense following Closing) and any other Improvements until the date on which the Project is ninety percent (90%) occupied (“Occupancy”), pursuant to a management agreement upon terms and conditions reasonably acceptable to Buyer (the “Management Agreement”) and in accordance with management practices consistent with Class A apartment industry standards; provided that the Management Agreement shall contain provisions (i) allowing Buyer to terminate the Management Agreement upon thirty days’ notice to Greystar at any time after Occupancy is achieved, and (ii) providing a thirty (30) day severance payment, to be paid by Buyer, to any members of the Management Company’s onsite staff that are not retained by any company replacing the Management Company following Buyer’s termination of the Management Agreement. Buyer shall assume the Management Agreement at Closing in accordance with the terms of this Agreement. The Management Company shall manage the Improvements solely for Seller’s benefit prior to Closing and solely for Buyer’s benefit after Closing.

2.4. Operations Pending Closing. The Seller covenants and agrees that from the Date of Agreement through Closing (i) Seller shall require the Management Company to operate and maintain any completed portion of the Property consistent with prevailing market standards, and shall require the Management Company to maintain the Property consistent with prevailing market standards and shall maintain the Property in the condition existing as of the date of each Final Inspection for such portion of the Property, subject to reasonable wear and tear, condemnation, casualty and any changes required by the Punch List; (ii) Seller shall comply with and make all payments required to be made by Seller under all Leases, Service Contracts, or the Permitted Exceptions; and (iii) Seller shall keep Buyer reasonably advised of its actions from and after the Date of Agreement with respect to any real estate tax challenges pending or filed during the term of this Agreement with respect to the Property.

2.5. Pendency of Construction.

2.5.1. During the course of construction of the Improvements, Seller and its contractor shall provide (and cause its contractor and the Project Architect to provide) Buyer and its architect and agents access to the Improvements and the information concerning the progress of construction that may be reasonably requested by them. Buyer shall receive copies of all job meeting minutes and Change Orders between Seller as owner and the Project Architect and/or the contractor and such other information and documentation as the Buyer may reasonably required in connection with the construction and development of the Project. Seller shall establish and implement procedures for coordination and communication among Seller, Buyer and the Project Architect.

2.5.2. Seller shall cause construction of the Improvements on the Real Estate, including acquisition and installation of the Tangible Personal Property, to be completed substantially in accordance with the Required Standard and the Plans and Specifications. Seller assumes and accepts all risks, both known and unknown of achieving completion of the Project, and the parties acknowledge that the Purchase Price has been derived in contemplation of the risks herein assumed and accepted. Without limiting the generality of the foregoing, Seller shall be responsible for all Costs of the Project (excluding any such costs arising from a Buyer-initiated Change Order) and under no circumstances shall the Purchase Price be increased, except and unless such increase is based on Open Design Items in accordance with Section 2.6 or Change Orders initiated by Buyer resulting in additional cost for such work and approved by Seller in accordance with the terms hereof.

2.5.3. Each contractor and subcontractor shall be duly licensed in the State of North Carolina and shall have experience in and/or be familiar with the construction and development of buildings which are similar in nature to the Project.

2.5.4. Seller shall provide Buyer with one (1) complete set of the final, as-built Plans and Final Specifications (together with additional electronic copies on CD as reasonably requested by Buyer, provided Seller has ensured that Buyer has permission to print additional sets).

2.5.5. All Design Rights of Seller produced by or otherwise resulting from the performance of services with respect to the Project shall be and remain the sole and exclusive property of Seller until Closing. Each contract with the Project Architect, and each contract with any engineer, designer or other consultant engaged by either Seller or the Project Architect in connection with the designing of the Project, shall include a provision to the effect (or if such provision is not included, Seller shall request the written consent of the Project Architect or such other party) that all Design Rights of Seller produced by or otherwise resulting from the performance of services with respect to the Project by, as applicable, that Project Architect or such engineer, designer or other consultant shall be assignable to Buyer at Closing.

2.5.6. Seller shall pay or cause to be paid all royalties and license fees for materials, methods and systems incorporated in the Work. Seller shall defend or cause to be defended all suits or claims for infringement of any patent or other intellectual property rights and shall hold Buyer harmless from loss or expense on account thereof, including reasonable attorneys’ fees actually incurred.

2.5.7. Upon Closing, Seller shall assign to Buyer or to such entity or entities as Buyer may direct, its agreements with the Project Architect and general contractor for the Work performed in connection with the Project, including each warranty, guaranty and/or indemnity obtained from the Project Architect and general contractor for the Work performed in connection with the Project. Seller also shall obtain written consent to such assignments from the Project Architect and general contractor. These documents shall be delivered in the form of warranty manual that is customarily prepared by Seller’s general contractor (the “Warranty Manual”). One (1) copy of the Warranty Manual (together with such additional electronic copies on CD as Buyer may reasonably request) shall be provided to Buyer at Closing.

2.5.8. Seller shall coordinate with the Project Architect, Buyer and others for the technical inspection and testing to be provided by the Project Architect and others. Seller and Buyer shall be provided with copies of the testing reports.

2.5.9. Seller shall keep at its principal office and shall provide to Buyer a complete list of all subcontractors and material suppliers involved in or providing services to the Project. Prior to Closing, Seller shall use commercially reasonably efforts to deliver to Buyer full and complete releases of liens from the general contractor and each subcontractor and supplier or other proof reasonably satisfactory to Buyer in its sole discretion, confirming that full and final payment has been made for all materials supplied and labor furnished in connection with the Project. Additionally, prior to Closing, Seller shall deliver to Buyer a report showing the amounts paid to the providers of all materials and services for the Project which shall be grouped either by trade or by subcontractor. To the extent that Seller cannot obtain any lien releases as of the Closing Date, a portion of the Purchase Price equal to the actual cost of the Work for which Seller has not obtained lien releases shall be withheld and deposited into escrow with the Escrow Holder. Within ninety (90) days after the Closing Date, Seller shall either (i) deliver full and complete releases of liens from the general contractor and each subcontractor and supplier or other proof reasonably satisfactory to Buyer in its sole discretion confirming that full and final payment has been made for all materials supplied and labor furnished in connection with the Project (provided that copies of cancelled checks shall be sufficient proof of such payment to the extent approved by the Title Company to insure the Buyer against any liens); or (ii) cause a surety bond to be filed as necessary to cover payment for any Work for which Seller has failed to deliver full and complete lien releases or other proof of payment. Upon Seller’s performance in accordance with either clause (i) or (ii) of the immediately preceding sentence, the Escrow Holder shall release the escrowed portion of the Purchase Price to Seller.

2.5.10. Seller shall (at Seller’s expense) secure and pay for necessary approvals, permits, easements, assessments, and charges required for the construction, use, or occupancy of the Project

2.5.11. To the full extent permitted by applicable law, Seller shall defend, indemnify and hold harmless Buyer from and against any and all accidents, injuries, claims, demands, suits, damages, losses, liabilities and expenses, including attorneys’ and experts’ fees and expenses, arising out of, in connection with or resulting from the performance of the Work on the Property, but only to the extent caused by the negligent acts or omissions of Seller, the Project Architect, the general contractor, a subcontractor, or anyone directly or indirectly contracted, employed or engaged by any of them or anyone for whose acts they may be responsible or liable, and provided that the underlying accident, injury, claim, demand, suit, damage, loss, liability or expense arose or occurred prior to Closing. Buyer shall have the right, at its sole option, to participate in the defense of any related claim, demand or suit without relieving Seller of its obligations under this Section 2.5.11. The liability of Seller resulting from its defense and indemnity obligations hereunder shall not be limited or affected in any way by insurance coverage. For the avoidance of doubt, Seller’s obligations to defend, indemnify and hold harmless Buyer under this Section 2.51 shall exclude any claims, demands, suits, damages, losses, liabilities or expenses with respect to the workmanship or quality of the Project, Seller’s obligations to defend, indemnify and hold harmless Buyer under this Section 2.5.11 shall survive for a period equal to the applicable statute of limitations with respect to the underlying accident, injury, claim, demand, suit, damage, loss, liability or expense that arose or occurred prior to Closing.

2.5.12. Seller shall or shall cause its contractor to purchase from, and maintain in a company or companies licensed or registered and lawfully authorized to do business in the state in which the Project is located, builder’s risk, commercial general liability and excess/umbrella liability insurance for protection from or with respect to claims for damages because of bodily injury, including death, claims for damages because of personal injury, claims involving contractual liability under this Agreement and claims for damages to property, that arise out of or result from the Work or Improvements on the Project. Such insurance shall be written on an occurrence form and shall not be terminated or allowed to expire prior to Closing. Seller shall cause such insurance to include Buyer as an additional insured.

2.5.13. On the Closing Date, all vacant apartments will be in a “Rent Ready Condition.” “Rent Ready Condition” shall mean that all apartments are ready for occupancy, have been constructed in accordance with the Required Standard fully equipped, painted and carpeted and to the extent such units have been occupied and vacated prior to the Closing Date such units shall have been thoroughly repaired, cleaned and recently painted (within a reasonable time prior to the Closing Date). If any apartment is not in a “Rent Ready Condition” at Closing, Seller agrees to provide Buyer with a credit of $500.00, without waiving Seller’s other obligations under this Agreement to cause the Project to be completed in accordance with the Required Standards on or before the Outside Completion Date.

2.6. Open Design Items. As of the Date of Agreement, the Plans and Specifications have not been finalized with respect to certain items (the “Open Design Items”). No later than ten (10) business days prior to the end of the Initial Inspection Period, Seller shall deliver to Buyer a written notice describing in reasonable detail the cost, the scope and specifications for all proposed Open Design Items. Buyer shall have ten (10) business days after receipt of such notice to notify Seller in writing of whether Buyer approves such proposed Open Design Item in its sole discretion. If Buyer fails to provide such notice within such ten (10) business day period,

Buyer shall be deemed to have approved such Open Design Item. All Open Design Items that are approved or deemed approved by Buyer shall be listed on Exhibit D attached hereto. Seller shall cause such approved Open Design Items to be incorporated into the Plans and Specifications and shall deliver to Buyer an update to the Plans and Specifications reflecting such Open Design Items, when available. If Buyer desires to object to such Open Design Item, then Buyer’s notice shall include a reasonably detailed explanation of Buyer’s desired changes for the applicable Open Design Item, Seller shall make Buyer’s desired changes to the applicable Open Design Item provided that (i) Buyer shall be solely responsible for all costs resulting from such changes in excess of the budgeted line item for such Open Design Item as set forth in the Development Budget which additional costs shall be paid up-front by Buyer (“Excess Costs”), shall be non-refundable (unless Buyer is entitled to the return of the Earnest Money in the event of a Seller default hereunder, whereupon simultaneously with the return of the Earnest Money, the Seller shall be required to reimburse the Buyer for the Excess Costs) and shall be in addition to (i.e., not credited toward) the Purchase Price; (ii) such changes shall not cause the Project to violate any applicable governmental rules or regulations; (iii) such changes shall be permitted under the loan documents for Seller’s development financing or shall have been approved by Seller’s lender; (iv) such changes shall not, in Seller’s reasonable discretion, adversely affect the structural integrity of the Project or the functionality of the mechanical systems and equipment comprising the Project; (v) such changes shall not result in a material delay to the scheduled course of construction of the Improvements (as determined in Seller’s reasonable discretion) and (vi) such changes shall be substantially consistent, in Seller’s reasonable discretion, with the overall design and theme of the Project as set forth in the Plans and Specifications and generally with Class A apartment industry standards. Notwithstanding anything to the contrary set forth in this Section 2.6, all Open Design Items as finalized shall be substantially consistent, in Buyer’s reasonable discretion, with the overall design and theme of the Project as set forth in the Plans and Specifications and generally with Class A apartment industry standards.

2.7. Changes to Plans and Specifications. Subject to the finalization of Open Design Items as described in Section 2.6, Seller shall not materially change, modify or supplement the Plans and Specifications or timing for completion of the Project, except pursuant to a change order issued in accordance with the provisions of this Section 2.7, including Buyer’s approval thereof if required hereunder, which approval shall not be unreasonably withheld (each a “Change Order” and, collectively, “Change Orders”). Buyer shall be promptly notified and provided a copy of any request for a Change Order received by Seller from the general contractor or otherwise proposed by Seller (a “Change Request”). The parties acknowledge that a Change Request will typically be received approximately fifteen (15) days prior to the need to implement such Change Order. Such notification to Buyer shall be an informational delivery only and shall not entitle Buyer any rights to approve such Change Request same unless expressly provided in this Section 2.77 and such receipt alone by Buyer shall not be deemed approval of means, methods or deviations from the Plans and Specifications unless approved in writing by Buyer in accordance with the terms of this Agreement. Each Change Request submitted to Buyer shall include reasonable detail regarding the effect that such Change Order would have on the Project, including Seller’s estimate of the incremental increase in cost or increase in time to complete construction. Upon delivery to Buyer of a Change Request requiring Buyer’s approval pursuant to the terms of this Section 2.7, Buyer shall have seven (7) days to provide Seller with a written objection to such Change Request (or a portion thereof) in which event Buyer and Seller shall seek to mutually resolve any objections put forth by Buyer. In the event that Buyer does not provide written objection thereto within such seven (7) day period, the Change Request shall be deemed approved by Buyer and Seller may proceed to implement the applicable Change Order. Notwithstanding the foregoing, Seller shall not be obligated to obtain Buyer’s written approval of any Change Request or Change Order if such Change Request or Change Order (i) would not result in a material change to the Plans and Specifications; (ii) would not reasonably be anticipated by Seller to increase the cost of maintaining or operating the Property following its completion and occupancy; and (iii) would not adversely, affect the integrity of the Project or the functionality of the mechanical system or equipment comprising the Project; and (iv) would be substantially consistent with the overall design and theme of the Project as set forth in the Plans and Specifications and Class-A apartment industry standards. As used in this Section 2.7, the terms “material” or “materially” shall include any change to the Plans and Specifications in which (i) the number of buildings or units within the Project is changed; (ii) the aggregate number of bedrooms within the Project is changed; (iii) the unit mix (i.e., studio, one-bedroom, two-bedroom, etc.) within the Project is changed; or (iv) implementation of any such Change Request or Change Order results in a change in the Costs of the Project by more than $100,000.00. Notwithstanding the foregoing or anything herein to the contrary, the Seller shall not allow any changes in finishes from the Final Plans or Specifications or any change in any product or material used in the construction of the Project from the Final ‘Plans or Specifications unless such changes are previously approved by Buyer, such approval not to be unreasonably withheld. Buyer may initiate a Change Order by delivering written notice to Seller including a reasonably detailed explanation of the desired changes to the Plans and Specifications. The Seller shall, within seven (7) days of such request, provide to Buyer in a reasonable detail the Seller’s estimate of the incremental increase in costs resulting from such Change Order, together with Seller’s estimate as to any increase in time to completion of the Project resulting from such Change Order (“Change Order Notice”). Buyer shall have seven (7) days from receipt of the Change Order Notice from Seller to provide Seller with written notice of whether or not it desires to continue to proceed with such Change Order and in the event the Buyer does not provide such written notice to Seller within seven (7) days of the Change Order Notice, then the Buyer shall be deemed to have elected not to proceed with such Change Order. Seller shall make Buyer’s desired Change Order to the Plans and Specifications provided that (1) Buyer shall be solely responsible for all costs resulting from such Change Order in excess of the budgeted line item as set forth in the Development Budget, plus an amount equal to ten (10%) of such excess cost (“Costs”), which Costs shall be paid up-front by Buyer, shall be non-refundable (unless Buyer is entitled to the return of the Earnest Money in the event of a Seller default hereunder, whereupon simultaneously with the return of the Earnest Money, the Seller shall be required to reimburse the Buyer for such Costs) and shall be in addition to (i.e., not credited toward) the Purchase Price; (ii) such changes shall not cause the Project to violate any applicable governmental rules or regulations; (iii) such changes shall be permitted under the loan documents for Seller’s development financing or shall have been approved by Seller’s lender; (iv) such changes shall not, in Seller’s reasonable discretion, adversely affect the structural integrity of the Project or the functionality of the mechanical systems and equipment comprising the Project; (v) such changes shall not result in a material delay to the scheduled course of construction of the Improvements (as determined in Seller’s reasonable discretion) and (vi) such changes shall be substantially consistent, in Seller’s reasonable discretion, with the overall design and theme of the Project as set forth in the Plans and Specifications and generally with Class A apartment industry standards. Notwithstanding the foregoing or anything herein to the contrary, Seller shall not be obligated to obtain Buyer’s written approval of any Change Request or Change Order which is necessary to comply with or satisfy any building code requirements, governmental inspections or other applicable laws, regulations or requirements.

ARTICLE 3: TITLE AND SURVEY REVIEW

3.1. Title Commitment and. Survey. Within twenty (20) days after the Date of Agreement, Buyer shall obtain a commitment for title insurance (the “Title Commitment”) issued by Title Company, in the amount of the Purchase Price, with Buyer as the proposed insured, to be accompanied by copies of all documents referred to in the Title Commitment. Seller shall provide Buyer with copies of certain surveys (collectively, the “Surveys”) as follows: (i) within five (5) days after the Date of Agreement, Seller shall provide Buyer with a copy of Seller’s existing survey of the Property; (ii) during construction of the Improvements, upon completing the foundation(s) of the Improvements, Seller shall provide Buyer with a copy of Seller’s foundation survey; and (iii) prior to Closing, Seller shall provide Buyer with a current “as built” ALTA/ACSM survey, including without limitation, with Table A items 1.4, 6b, 7a, 7b1, 7c, 8, 9, 11a, 13-14 and 16-18, for the completed Project, to be prepared by R.B. Pharr & Associates, P.A.

3.2. Title Review and Cure.

3.2.1. Seller will reasonably cooperate with Buyer in curing any objections Buyer may have to title to the Property, but Seller shall not be obligated to incur any liability or expense in connection therewith, except as expressly provided in this Agreement. Seller shall have no obligation to cure any objections Buyer may have to title to the Property except as follows: (1) Seller shall cause to be released at or prior to the Closing any and all liens, mortgages, money charges or judgments of an ascertainable amount including, without limitation, those arising out of, resulting from or related to financing, construction and/or taxes (other than taxes that are not yet due and payable), other than any such liens or other matters created by, under or through Buyer; (ii) Seller agrees to remove any exceptions or encumbrances to title which are created by, under or through Seller after the Date of Agreement, except for exceptions or encumbrances consented to, authorized or approved by Buyer in writing (or deemed approved by Buyer in accordance with this Agreement); and (iii) Seller shall provide at Closing the balance of the Agreed Cure Items. The term “Permitted Exceptions” shall mean the specific exceptions to coverage specified in Schedule B, Section 2 (i.e., exceptions that are not part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to insure over or remove from the Title Commitment and that Seller is not required to remove as provided above or does not cure as set forth in Section 3.2.2 below; real estate taxes not yet due and payable; installments of assessments not yet due and payable; exceptions to coverage consented to, authorized or approved by Buyer in writing (or deemed approved by Buyer in accordance with this Agreement); the rights of the public in public ways; and underground utility and drainage easements (and any aboveground. easement relating to the existing electrical facilities on the Property as of the Date of Agreement) that do not adversely affect the use of the Property for its current use or use as anticipated by this Agreement. For the avoidance of doubt, Seller may grant customary and necessary utility or drainage easements in connection with the development of the Project without obtaining Buyer’s consent; provided, Seller shall consult in good faith with Buyer regarding any such utility or drainage easements prior to granting such easements.

3.2.2. On or before the date that is ten (10) days prior to the expiration of the Initial Inspection Period, Buyer shall notify Seller of any objections to the title to the Property that Buyer may have. Within five (5) business days following Seller’s receipt of such notification, Seller shall advise Buyer in writing whether Seller elects to cure any such objection to title (Seller shall have no obligation to cure any objections Buyer may have to title to the Property except as set forth in Section 3.2.1 above; and any cure Seller agrees to make shall be collectively known as an “Agreed Cure Item” and more than one such cure, collectively, the “Agreed Cure Items”); provided, however, if Seller fails to provide such notification, Seller shall be deemed to elect not to cure any such objections to title, except the Buyer shall not be obligated to object to and the Seller shall be required to provide the Agreed Cure Items to cure the matters which will be cured upon providing the Agreed Cure Items. On or before the last day of the Initial Inspection Period, Buyer shall either elect to accept the Property, subject to Seller’s elections (or deemed elections) regarding Agreed Cure Items as provided above (and subject to Seller’s other covenants and obligations expressly set forth in this Agreement, or elect to terminate this Agreement in the manner provided in Section 2.2.1. Failure to notify Seller of such objections or election within the time periods referenced above shall be deemed an approval of any matter pertaining to title to the Property disclosed by the Title Commitment or the Surveys other than the Seller is required to provide the Agreed Cure Items and any other matters Seller is obligated to cure pursuant to Section 3.2.1.

3.2.3. If Title Company revises the Title Commitment after the expiration of the Initial Inspection Period to add or modify exceptions, including, but not limited to any exceptions added or modified as a result of the Surveys delivered to Buyer as set forth in Section 3.1 above, or to delete or modify the conditions to obtaining any endorsement requested by Buyer during the Initial Inspection Period or if there are objections Buyer has to the as-built survey to be provided by Seller to Buyer, Buyer shall promptly notify Seller of any objections to such revisions and within five (5) business days following Seller’s receipt of such notification, Seller shall advise Buyer in writing whether Seller elects to cure any such objection (Seller shall have no obligation to cure any objections Buyer may have to title to the Property except as set forth in Section 3.2.1 above); provided, however, if Seller fails to provide such notification, Seller shall be deemed to elect not to cure any such objections to title, except as expressly required in Section 3.2.1 above. In addition to the foregoing, if Title Company revises the Title Commitment after the expiration of the Initial Inspection Period to add or modify exceptions, including, but not limited to any exceptions added or modified as a result of the Surveys delivered to Buyer as set forth in Section 3.1 above, or to delete or modify the conditions to obtaining any endorsement requested by Buyer during the Initial Inspection Period, Buyer may terminate this Agreement and receive a refund of the Earnest Money if such additions, modifications or deletions (a) arise as a result of Seller’s actions after the expiration of the Initial Inspection Period and such additions, modifications or deletions are not consistent with the Plans and Specifications (as same may be changed, modified or supplemented in accordance with the terms of Sections 2.6 and 2.7 below) and have a material adverse effect on the development and/or business operations of the Project as contemplated by this Agreement and (b) are not acceptable to Buyer, have not been consented to, authorized or approved by Buyer or are not removed by the Closing Date.

3.3. Seller’s Title Deliveries at Closing. At or prior to the Closing, Seller shall execute and deliver: (i) a Seller’s or Owner’s Affidavit (or Affidavits) in the form attached hereto as Exhibit E or such form as Title Company shall otherwise reasonably or customarily require, so that Title Company can delete or modify the standard printed exceptions as to parties in possession, unrecorded liens, mechanic’s liens, and similar matters; (ii) a gap indemnity (or indemnities), if required by the Title Company in form and substance reasonably acceptable to Seller; (iii) the Agreed Cure Items; and (iv) such other documents, instruments and agreements as are described in Section 5.4 below.

3.4. Title and Survey Costs. The cost of the Surveys shall be paid by Seller; provided, that the cost of any revisions to the Surveys requested by Buyer shall be paid for by Buyer. The premium for the Title Policy, including the premium for extended coverage and any endorsements described above, and the cost of any search fees, title commitment and copies of exceptions shall be paid by Buyer.

ARTICLE 4: CASUALTY AND CONDEMNATION

4.1. Damage. Risk of loss up to and including the Closing Date shall be borne by Seller; provided, however, that Seller shall have no obligation to rebuild the Property. In the event of any material damage to or destruction of the Property or any portion thereof, Buyer may, at its option, by notice to Seller given within thirty (30) days after Buyer is notified of such damage or destruction (and if necessary the Closing Date shall be extended to give Buyer the full 30 day period to make such election, which election shall be deemed irrevocable): (i) terminate this Agreement and the Earnest Money (plus interest earned thereon) shall be immediately returned to Buyer, (ii) if Seller agrees to rebuild the Property, extend the date of Closing by up to three hundred sixty-five (365) days to permit Seller to restore the Property to its previous condition (provided that, if the Property is not fully restored and repaired at the end of such three hundred sixty-five (365) day period, Buyer shall have the options provided in (i) and (iii) at such time), or (iii) proceed under this Agreement, receive any insurance proceeds due Seller as a result of any such damage or destruction which have not been applied to the cost of restoration and repair of the Property and Buyer shall assume responsibility for all such repairs, and Buyer shall receive a credit at Closing for any deductible or coinsured amount under said insurance policies. If Buyer elects to proceed under provision (iii) above, Seller will cooperate with Buyer after the Closing to assist Buyer in obtaining the insurance proceeds from Seller’s insurers. If the Property is not materially damaged, then Buyer shall not have the right to terminate this Agreement if Seller agrees, at its cost, to repair the damage before the Closing and restore the Property to its previous condition or, if repair and restoration cannot reasonably be completed before the Closing, Buyer shall elect by written notice to Seller given at least ten (10) business days prior to the scheduled date of Closing, either to extend the date of Closing by up to ninety (90) days to permit Seller to restore the Property to its previous condition. If such repairs are not completed by Closing, the Buyer shall have the remedies set forth in Section 4.1(i) or (iii), or to receive an assignment from Seller at the Closing of all insurance proceeds due Seller as a result of any such damage or destruction which have not been applied to the cost of restoration and repair of the Property and Buyer shall assume responsibility for all such repairs, with Buyer receiving a credit at Closing in an amount equal to any applicable deductible. “Material damage” and “materially damaged” means damage reasonably exceeding $1,000,000.00 to repair or Seller does not complete the repair of the damage prior to Closing.

4.2. Condemnation, Buyer may, at its option, by written notice to Seller given within thirty (30) days after Buyer receives notice of any material proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain (and if necessary the Closing Date shall be extended to give Buyer the full 30 day period to make such election): (i) terminate this Agreement and the Earnest Money (plus interest earned thereon) shall be immediately returned to Buyer; or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award and, after the end of the Initial Inspection Period, Buyer shall have the right during the pendency of this Agreement to participate in negotiations with the condemning authority with respect to such matter. As used in this Section 4.2, the term “material proceeding” shall mean any proceeding in eminent domain that (a) adversely affects the orientation of any buildings comprising the Project, (b) adversely affects the availability of parking for the Project, (c) adversely affects legal access to the Project or (d) causes any portion of any building comprising the Property to be considered a non-conforming use or a similar designation that would prohibit the reconstruction of such building in accordance with the Plans and Specifications following the damage or destruction of such building. If any taking or exercise of eminent domain does not have a material adverse effect as described in the immediately preceding sentence (e.g. a minor widening of a public right-of-way or a public utilities easement), such proceeding shall not entitle Buyer to terminate this Agreement and Buyer shall proceed under this Agreement, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award and, after the end of the Initial Inspection Period, Buyer shall have the right during the pendency of this Agreement to participate in negotiations with the condemning authority with respect to such matter.

ARTICLE 5: CLOSING

5.1. Closing. The consummation of the closing of the purchase and sale of the Property (the “Closing”) shall be held on the Closing Date at the offices of Escrow Holder. Provided, however, Buyer shall have the right to extend the Closing Date for twenty (20) days by depositing with Escrow Holder the additional amount of $150,000.00 (the “Closing Extension Deposit”), which shall be added to the Earnest Money, Each of the parties hereto shall cause to be prepared and forwarded to the other party any documents contemplated by this Agreement to be prepared by such party in connection with the Closing sufficiently in advance of the Closing so as to allow such documents to be reviewed, finalized, executed and delivered in escrow to the Escrow Holder prior to the Closing so that the transaction contemplated by this Agreement may be consummated without requiring the parties to be physically present at the time and location of the Closing. Notwithstanding anything herein to the contrary, if the Final Certificate of Occupancy with respect to the Improvements has not been issued by the Outside Completion Date, Buyer may terminate this Agreement by giving notice of termination to Seller and the Earnest Money shall be immediately refunded to Buyer.

5.2. Service Contracts. During the term of this Agreement, Seller shall provide Buyer with copies of any contracts, agreements or understandings with third parties with respect to services and supplies for the operation of the Property, including property management (“Service contracts”), Prior to entering into any Service Contract that cannot be terminated on thirty (30) days notice or that requires payment of a termination penalty or termination fee, Seller shall obtain the approval of Buyer, such approval not to be unreasonably withheld. In such event,

Seller shall deliver written notice to Buyer with a copy of the proposed Service Contract. Buyer shall have ten (10) days after receipt of such notice to notify Seller in writing of whether Buyer approves such Service Contract. If Buyer fails to provide, such notice within such ten (10) day period, Buyer shall be deemed to have approved such Service Contract At least forty (40) days prior to Closing, Seller shall provide Buyer a final list of all Service Contracts. At least thirty (30) days prior to Closing, Buyer will give Seller a list of those Service Contracts that Buyer will assume (the “Assumed Contracts”); provided, the Assumed Contracts shall include any Service Contract that cannot be terminated by Seller on thirty (30) days notice or that requires payment of a termination penalty or termination fee, if such Service Contract was previously approved (or deemed approved) by Buyer. Seller shall terminate all Service Contracts that are not Assumed Contracts at Seller’s sole cost and expense prior to Closing. Buyer will assume only those obligations under the Assumed Contracts that are not in default as of the Closing Date. Seller shall obtain any necessary consents to fully and freely assign the Assumed Contracts to Buyer and shall pay any assignment or assumption fee in connection therewith, if applicable. After delivery of the final list of Service Contracts to Buyer, Seller shall not enter into any new contracts with respect to the Property, amend or waive in any material respect any terms of any existing Service Contract or terminate or accept the cancellation of any Service Contract.

5.3. Closing Conditions.

5.3.1. Conditions to Buyer’s Obligation to Close. In addition to other conditions to Closing as set forth herein, the obligation of Buyer to consummate the transaction contemplated by this Agreement shall be contingent upon the following: during the pendency of this Agreement and except as otherwise contemplated as set forth in this Agreement with respect to the Improvements, no material change shall have occurred with respect to the Property or Project that has not been (a) approved in writing by Buyer, or (b) deemed approved by Buyer’s election to proceed under this Agreement upon the completion of its Final Inspection for the respective portion of the Property notwithstanding Buyer’s actual knowledge of such material change. For the purposes of this Section 5.3.1, a “material change” shall be a material adverse change in the physical condition, environmental condition, entitlements, zoning, permitted use, conditions for or of use, and/or compliance with applicable law of the Property that occurs after the Date of Agreement or any change in such Improvements which is not ordinary wear and tear, recognizing Seller’s obligation to perform routine maintenance consistent with other first class apartments. If any such material change occurs after Buyer’s Final Inspection of the respective portion of the Property, Buyer shall have fifteen (15) days following receipt of written notice from any source of any such material change within which to approve or disapprove the same and make Buyer’s election under Section 5.3.3 in connection therewith. In the event that Buyer is notified or otherwise actually becomes aware of a material change after its Final Inspection of the respective portion of the Property and less than fifteen (15) days prior to the Closing Date, the Closing Date shall be extended to give Buyer the full fifteen (15) day period to make its election, Seller will promptly notify Buyer in writing of any material change affecting the Property that becomes actually known to Seller prior to the Closing. Buyer’s inspection and/or investigation rights pursuant to the terms of this Agreement include the right to test, inspect for and investigate any material change of which Buyer is notified or actually becomes aware, including, without limitation, changes in the environmental condition of the Property, which shall include the right to test, inspect, investigate, sample and/or monitor for such matters as compliance with environmental laws, the accumulation and/or presence of radon, mold or other hazardous materials in, on or about the Improvements, even if the same are not first tested for or first discovered until after completion of the applicable portion of the Improvements and the issuance of a temporary certificate of occupancy therefor; and Seller acknowledges and agrees that any such discovery shall qualify as a “material change” with respect to such Improvements for the purposes of this Section 5.3.1; Buyer’s additional inspection rights under this Section 5.3.1 relating to material changes are subject to Buyer’s obligations and covenants under Section 2.2.2, Section 2.2.3 and Section 2.2.4; provided, however, in no event shall the obligations and covenants under Section 2.2.2, Section 2.2.3 and Section 2.2.4 modify or amend Buyer’s additional inspection rights with respect to a material change that did not exist as of the Final Inspection for the respective portion of the Property; and provided further that the term “material change” expressly excludes any condition at the Property related to the Brownfields Matters, and any other condition at the Property existing as of the last day of the Initial Inspection Period,

5.3.2. Conditions to the Parties’ Obligations to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated by this Agreement shall be contingent upon the following: (a) The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date; (b) As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered or such have cured such default within two (2) business days after written notice from the non-defaulting party to the defaulting party if Buyer is the defaulting party and ten (10) days’ written notice if Seller is the defaulting party; (c) There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the operations or value of the Property or the other party’s ability to perform its obligations under this Agreement (except for any mechanics’ liens which Seller shall have bonded or insured over and with respect to which Buyer and the Property shall be held harmless in a manner reasonably satisfactory to Buyer); and (d) There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby.

5.3.3. Election to Close or Terminate. So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close, notwithstanding the failure to satisfy such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the failure to satisfy such condition, there shall be no liability on the part of any other party hereto for breaches of representations, warranties and/or covenants of which the party electing to close had knowledge at the Closing. However, nothing in the foregoing shall relieve a party from any liability it would otherwise have if the failure of a party to satisfy a condition also constitutes a default by such party hereunder (e.g., the breach of a representation or warranty by one party that is not and does not become known to the other party prior to the Closing);

5.4. Seller’s Deliveries at Closing. At the Closing, each Seller shall deliver to Escrow Holder the following (as applicable):

5.4.1. Deed. A special warranty deed in the form attached hereto as Exhibit F (or otherwise in conformity with the custom in the State of North Carolina and in compliance with the customary and reasonable requirements of the Title Company; herein, the “Deed”), executed and acknowledged by Seller, conveying to Buyer good, indefeasible and marketable fee simple title to the Real Property.

5.4.2. Bill of Sale and Assignment. A “Bill of Sale and Assignment” in the form of Exhibit G attached hereto, executed by Seller, vesting in Buyer good title to the property described therein in its “as is, where is” condition, free of any claims.

5.4.3. Warranty under General Contract. Assignments of Seller’s agreements with the Project Architect and general contractor for the Work performed in connection with the Project, including each warranty, guaranty and/or indemnity obtained from the Project Architect and general contractor for the Work performed in connection with the Project, together with all other warranties for equipment and components (including, without limitation, the roof) that would have otherwise run to Seller (whether from the Project Architect, general contractor, a subcontractor, a supplier or otherwise) had the Property been retained by Seller (or was owned and developed by Buyer), in form and substance reasonably satisfactory to Buyer, together with written consents by the Project Architect and general contractor to the assignments of their contracts and warranties, also in form and substance reasonably satisfactory to Buyer; and the parties shall endeavor and use commercially reasonable efforts to agree on the form and content of such assignments and consents (as well as the form and content of the roof warranty(ies)) prior to the expiration of the Initial Inspection Period.

5.4.4. Owner’s Affidavit(s). The affidavit or affidavits described in Exhibit E and in Section 3.3 hereof.

5.4.5. Designation Agreement. A designation agreement designating the party responsible for any Form 1099-S filings as may be required by the Internal Revenue Service’s regulations.

5.4.6. Bring Down Certificate. A bring down certificate stating that all of the representations and warranties of Seller contained in Article 7 are true, accurate and complete on and as of the Closing Date.

5.4.7. State Law Disclosures. Such affidavits, disclosures and reports, required of Seller by applicable State and local law in connection with the conveyance of real property.

5.4.8. FIRPTA. A Foreign Investment in Real Property Tax Act affidavit (in the form attached hereto as Exhibit H) executed by Seller. If Seller fails to provide the necessary affidavit(s) and/or other documentation of exemption on the Closing Date, Buyer may proceed with withholding as provided by law.

5.4.9. Rent Roll. An updated, certified rent roll dated no earlier than five (5) business days prior to the Closing.

5.4.10. Additional Deliveries. (i) All keys to the Property; (ii) originals (if available, otherwise copies, Seller agreeing to use diligent efforts to obtain originals whenever possible) of all Property Information, contracts, occupancy certificates, building anal operating permits, approvals, licenses, guarantees and warranties and similar documents within Seller’s possession and/or reasonable control; (iii) originals of all “as built” plans and specifications and the Surveys for the Property, to the extent not already in the possession of Buyer.

5.4.11. Authority. Evidence of existence, organization and authority of Seller and the authority of the person(s) executing documents on behalf of Seller reasonably satisfactory to Buyer and Title Company,

5.4.12. Additional Documents. Any additional documents that Buyer, Escrow Holder or Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement, including, without limitation, the certificate contemplated by Section 7.3.

5.5. Buyer’s Deliveries at Closing. At the Closing, Buyer shall deliver to Escrow Holder the following:

5.5.1. Purchase Price. The Purchase Price, less the Earnest Money, which shall be disbursed by Escrow Holder to Seller and applied to the Purchase Price, plus or minus applicable prorations, deposited by Buyer with Escrow Holder in immediate same day federal funds wired for credit to Escrow Holder’s escrow account.

5.5.2. Bill of Sale and Assignment. The Bill of Sale and Assignment as executed by Buyer.

5.5.3. State Law Disclosures. Such affidavits, disclosures and, reports required by applicable State and local law in connection with the conveyance of real property.

5.5.4. Authority. Evidence of existence, organization and authority of Buyer and the authority of the person(s) executing documents on behalf of Buyer reasonably satisfactory to Seller and Title Company.

5.5.5. Additional Documents. Any additional documents that Seller, Escrow Holder or Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.6. Closing Statement(s)/Escrow Fees. At the Closing, Seller and Buyer shall execute closing statements consistent with this Agreement in form required by Escrow Holder. Any fees of the Escrow Holder for normal and customary closing services shall be shared and paid equally by the parties.

5.7. Delivery of Possession. Seller shall deliver possession of the Property to Buyer at the Closing subject only to the Permitted Exceptions. Seller shall deliver the keys to the Property to the offices of Buyer, or such other place as Buyer shall direct in a notice to Seller given at or prior to the Closing, and Seller shall secure and leave on the Property for Buyer (if available to Seller) the original of any “as built” plans and specifications and all other available plans and specifications relating to the Property.

5.8. Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct Escrow Holder or Title Company, as appropriate, to immediately record and deliver the documents described above to the appropriate parties and make disbursement according to the closing statements executed by Buyer and Seller.

ARTICLE 6: CLOSING COSTS

6.1. Taxes and Assessments Prorations. General real estate taxes and assessments imposed by governmental authority (“Taxes”) and any assessments by private covenant constituting a lien or charge on the Property for any calendar year or any tax period prior to the calendar year or tax period in which Closing occurs shall be paid by Seller at or prior to Closing, Taxes and any assessments by private covenant constituting a lien or charge on the Property for the then current calendar year or other current tax period not yet due and payable shall be prorated between Seller and Buyer as of 11:59 p.m. on the day immediately preceding the Closing Date. If any taxes are imposed because of a change in the use of the Property prior to Closing (e.g., farm use or rollback taxes), Seller shall be responsible for and shall pay at Closing such taxes on the Property, if any, relating solely to the period prior to Closing. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Buyer and Seller shall prorate Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates. If the Property has not been assessed on a completed basis but will be assessed on a completed basis for the current year or other applicable current tax period, the parties shall complete the proration based on the most recent ascertainable assessed values and tax rates, but shall agree at Closing to escrow a portion of the Seller’s proceeds for Buyer’s benefit which, in the parties’ good faith, reasonable determination, is sufficient to cover payment of Seller’s prorated share of Taxes for the tax period in which the Closing occurs once the Property has been assessed on a completed basis. It is the parties’ intent and agreement that, ultimately, each party shall be responsible and liable for any Taxes (as well as assessments) which relate to the period during which such party owned the Property; i.e., as between the parties, Seller shall be responsible and liable for Taxes and assessments which relate to any period prior to the Closing Date and Buyer shall be responsible and liable for Taxes and assessments which relate to the period commencing on the Closing Date and continuing thereafter, and each party’s obligations and liabilities in this regard shall survive the Closing.

Promptly after the end of the calendar year (or other applicable period) encompassing the Closing Date and receipt of final Taxes, Buyer shall prepare and present to Seller a calculation of the reproration of such Taxes based upon the actual amount of such items charged to or received by the parties for the year or other applicable fiscal period. The parties shall make an appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Buyer’s calculation. In any event, Seller shall be responsible and liable for all tax bills to the extent the same apply or relate to any tax year prior to the tax year during which the Closing occurs and Seller’s obligations, liabilities and duties in this regard shall survive the Closing. Buyer’s and Seller’s obligations, liabilities, rights and duties pursuant to this Section 6.1 shall also survive Closing.

6.2. Sales Transfer and Documentary Taxes; Recording Fees. Seller shall pay all sales, gross receipts, excise, documentary, transfer, deed or similar taxes and fees imposed in connection with this transaction under applicable local or state law. Buyer shall pay the other costs, fees and charges incurred in connection with recording the Deed, but Seller shall pay all costs, fees and charges incurred in connection with recording any other documents or instruments required in connection with the transfer of the Property from Seller to Buyer other than documents evidencing or securing any financing placed upon the Property by Buyer.

6.3. Commissions. Except for the commission payable by Seller to Apartment Realty Advisors of the Carolinas (the “Broker”) pursuant to a separate written agreement, Seller and Buyer represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction. Each party shall indemnify, defend and hold the other party free and harmless of, from and against any and all claims by any other broker that a fee, commission or other payment is due or owing or is to become due or owing in connection with the Closing, this Agreement or the transaction contemplated by this Agreement as a result of any claimed agency or cooperative relationship with the indemnitor. The obligations, liabilities, rights and duties pursuant to this Section 6.3 shall survive Closing or any termination of this Agreement.

6.4. Operating Expenses. Seller is responsible far and shall pay all operating expenses and all other expenses and utility charges in respect of the Property for all time periods through the day prior to Closing. Buyer is responsible for and shall pay all such items for all time periods commencing on the day of Closing. Seller will pay all salaries, taxes, fringe benefits and accrued vacation and sick leave and similar items accrued with respect to employees of the Property through the day prior to Closing and all such compensation expenses will be satisfied as of such date. Buyer and Seller shall prorate operating expenses and all other expenses and utility charges with respect to the Property as of the Closing Date.

6.5. Income. Seller is entitled to receive and retain all income in respect of the Property for all time periods through the day prior to Closing and Buyer is entitled to receive and retain all such income for all time periods commencing on the day of Closing. For purposes of making the prorations contained herein, at Closing, Buyer will be given credit for rent paid to Seller relating to time periods commencing on or after the Closing Date. This credit will reflect actual collected rents, and Seller and Buyer agree to adjust this proration (together with other prorations) pursuant to the last sentence of this paragraph based on actual collections for the month in which Closing occurs. Rents are prorated by applying amounts received prior to Closing first to rents due in the month in which Closing occurs and then to past due rents in inverse order of maturity (i.e., the most recent delinquencies paid first).

6.6. Security Deposits. Buyer shall receive a credit against the Purchase Price for the amount of all security and other deposits and prepaid rents paid by or required to be paid under the Leases.

6.7. Rents Collected after Closing. Notwithstanding the foregoing, no proration shall be made in relation to either (a) non-delinquent rents or expense reimbursements which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “Uncollected Rents”). In adjusting for

Uncollected Rents, no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Buyer shall pay Seller such accrued Uncollected Rents as and when collected by Buyer. Buyer’s collection of rents shall be applied, first, towards rent due and owing to Buyer under the Leases, second, to Buyer’s reasonable third-party costs of such collection, and third to Seller for Uncollected Rents. After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any tenant that are in excess of sixty (60) days past due, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any tenant and the assignment of the Leases shall not constitute a waiver by Seller of such right; provided however, that the foregoing right, of Seller shall be limited to actions seeking monetary damages and, in no event, shall Seller seek to evict any tenants in any action to collect Uncollected Rents or bring action against such tenant until such tenant vacates the Property. Buyer agrees to reasonably cooperate with Seller, at no cost or expense to Buyer, in connection with all efforts by Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be reasonably necessary to carry out the intention of the foregoing; provided, however, that Buyer’s obligation to cooperate with Seller pursuant to this sentence shall not obligate Buyer to terminate any Lease with an existing tenant or evict any existing tenant from the Property.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1. Seller’s Representations and Warranties. As a material inducement to Buyer to execute this Agreement and consummate this transaction, each Seller, for and on behalf of itself only and solely with respect to the portions of the Property owned or the Property Information provided by it, represents and warrants to Buyer that:

7.1.1. Organization and Authority. Seller has been duly organized and is validly existing as a North Carolina limited liability company, and Seller is in good standing in the state where the Property is located. Seller has the full right and authority and has obtained any and all consents required therefor to enter into this Agreement and consummate or cause to be consummated the sale of the Property. This Agreement and all of the documents to be delivered by Seller at the Closing have been and will be authorized and properly executed and will constitute the valid and binding obligations of Seller, enforceable in accordance with their terms.

7.1.2. Conflicts and Pending Actions or Proceedings. (i) There is no agreement to which Seller is a party or binding on Seller which is in conflict with this Agreement. (ii) There is no action or proceeding pending or, to Seller’s knowledge, threatened against the Property, which challenges or impairs Seller’s ability to execute this Agreement. (iii) There is no proceeding pending or, to Seller’s knowledge, threatened, including, without limitation, any condemnation or rezoning proceedings, which challenges or impairs Seller’s ability to perform its obligations under this Agreement. (iv) There are no proceedings pending or, to Seller’s knowledge, threatened against Seller or with respect to the Property that would affect the Property or the right to occupy or utilize the same.

7.1.3. Contractors and Suppliers. All contractors, subcontractors, suppliers, architects, engineers and others who have performed services, labor, or supplied material in connection with Seller’s acquisition, development, ownership, operation or management of the Property, and with whom Seller has a direct contractual relationship, have been paid in full, or will be paid in full by Closing, and all liens arising therefrom (or claims which with the passage of time or notice or both, could mature into liens) have been (or will be at Closing) satisfied and released (except for liens or claims which Seller has bonded or insured over to the reasonable satisfaction of Buyer).

7.1.4. Service Contracts. As of they Closing- Date,. there are no contracts, agreements or understandings with any party with respect to services and supplies to the Property or which are not cancelable on or before the Closing Date, unless otherwise agreed to by Buyer as part of the Assumed Contracts. To Seller’s knowledge (x) the copies of the Service Contracts existing on the Date of Agreement, if any, to be made available by Seller to Buyer shall be complete and accurate copies thereof in all material respects, and (y) the Seller is current and in good standing under the Service Contracts and has performed all obligations required to be performed by Seller under the Service Contracts on or before Closing.

7.1.5. Withholding Obligation. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended. Seller’s sale of the Property is not subject to any federal, state or local withholding obligation of Buyer under the tax or other laws applicable to Seller or the Property.

7.1.6. Disclosures. Seller is not legally required to provide to Buyer any disclosures or notices in connection with the transfer or proposed transfer of the Property.

7.1.7. Bankruptcy Proceedings. No Bankruptcy, insolvency, rearrangement or similar action involving Seller, whether voluntary or involuntary, is pending or threatened, and Seller has never:

(i)	filed a voluntary petition in bankruptcy;

(ii)	been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;

(iii)	sought or acquiesced in the appointment or any trustee, receiver or liquidator of all or any substantial part of its or his properties, the Land and Improvements, personal property or any portion thereof, or

(iv)	made an assignment for the benefit of creditors or admitted in writing its or his inability to pay its or his debts generally as the same become due.

7.1.8. Possessory Rights. At the Closing, no one will have any right to possession of the Property except Buyer, tenants under residential Leases for the Project and any third parties having rights under the Permitted Exceptions as set forth in the instruments creating the Permitted Exceptions. There are no Leases as of the Date of the Agreement. To Seller’s Knowledge, the rent roll to be provided pursuant to Section 5.4.9 hereof will be true and correct, and shall set forth as to each Lease, the date of such Lease and of all amendments thereto, the name of the tenant under such Lease, and the unit covered thereby, and the amount of the security deposit posted by the tenant under such Lease. Seller shall promptly provide Buyer copies of new Leases or amendments to Leases occurring after the Date of Agreement. At Closing, the Seller shall update the Rent Roll to reflect changes made thereto after the Date of the Agreement; provided, however, that Seller shall not enter into any new Leases or modifications or terminations of existing Lease except to the extent expressly permitted by this Agreement.

7.1.9. Condemnation. Seller represents to Buyer that Seller has no knowledge of any pending or threatened proceeding for a taking or condemnation of the Property or for a rezoning of the Property.

7.1.10. Violations of Laws. Seller has not received any written notice of any violation of applicable law or pending or threatened action or proceeding pending, and to Seller’s knowledge, no such action or proceeding is threatened, against or relating to the Property or Seller.

7.1.11. ERISA. The Property is not a “plan asset” as defined in ERISA and the sale of the Property by Seller is not a “prohibited transaction” under ERISA. No collective bargaining agreements between Seller and any labor organization apply to the operation and/or management of the Property and, to Seller’s knowledge, no organizational efforts are being made with regard to the Property. No pension, retirement, profit-sharing or similar plan or fund, ERISA-qualified or otherwise, has been established by or on behalf of Seller with respect to the operation and/or management or the Property and Seller has no liabilities for pension or retirement payments with respect to the operation and/or management of the Property.

7.1.12. Hazardous Materials. To Seller’s knowledge, except as previously disclosed in writing to Buyer (including, without limitation, the disclosure to Buyer of all documentation referenced in Schedule 7.1.12 attached hereto), Seller has received no written notice of any proceeding or inquiry pending before or by any governmental authority with respect to the presence of any hazardous materials on the Property or their migration from or to other property. As used herein, the term “hazardous material” shall mean any hazardous, toxic, radioactive or dangerous waste, substance or material defined as such in or for the purposes of the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), The Resource Conservation Recovery Act (“RCRA”), the Superfund Amendment Reauthorization Act (“SARA”), any so-called superfund or superlien law or any other federal, state or local statute law, ordinance, code, rule, regulation, order, decree, regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or any time hereafter in effect; and any petroleum product.

7.1.13. OFAC. Seller has no knowledge of any violation by Seller or, without any inquiry, by the entity which has held title to the Property during the five years preceding the Closing Date of (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957; (b) the Export Administration Act (50 U.S.C. §§ 2401-2420), the International Emergency Economic Powers Act (50 U.S.C. §

1701, et seq.), the Arms Export Control Act (22 U.S.C. §§ 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. §§ 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import. Seller is not an entity with whom Buyer is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Seller or any party that has ownership in or control over Seller (each, a “Seller Party”) being (1) subject to United States government embargos or sanctions, (2) in violation of terrorism or money laundering laws, or (3) listed on a published United States government list (e.g., Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

7.1.14. Property Information. To Seller’s knowledge, the Property Information is true, accurate and complete in all material respects.

7.1.15. Knowledge. The person(s) identified in Section 8.17 are the person(s) most likely to have knowledge concerning the Property and the various applicable matters and items set forth in this Section 7.1.

7.1.16. New Materials. Seller warrants to Buyer that all materials and equipment furnished under this Agreement will be new, unless otherwise specified.

7.2. Buyer’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller that:

7.2.1. Organization and Authority. Buyer has been duly organized and is validly existing as a limited partnership in good standing in the State of Delaware. Buyer has the full right and authority and has obtained any and all consents required therefor to enter into this Agreement. This Agreement and all of the documents to be delivered by Buyer at the Closing have been, or prior to Closing will be, authorized and properly executed and will constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms.

7.2.2. Conflicts and Pending Action. There is no agreement to which Buyer is a party or binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

7.2.3. Knowledge. The person(s) identified in Section 8.16 are the person(s) most likely to have knowledge concerning the Property and the various applicable matters and items set forth in this Section 7.2.

7.3. Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the date of this Agreement and shall be restated as of the Closing Date (as set forth below) and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing. All representations and warranties contained in this Agreement and so reconfirmed shall survive for a period of six (6) months following the Closing Date. At Closing, Seller and Buyer each shall deliver to the other a certificate (in the form of Exhibit I attached hereto) in which the parties restate as of the Closing Date their respective representations and warranties set forth in this Article 7, except that the parties shall modify such representations and warranties to the extent that circumstances have changed, such that such representations are untrue as of Closing. If Buyer or any Seller modifies such representations and warranties and if the other party does not consent to approve of or authorize such changed circumstances, such other party may terminate this Agreement by delivering a notice to the other party on or before the Closing Date, or elect to close notwithstanding the modification of such representations and warranties as provided herein. Seller shall have no liability to Buyer with respect to any Seller’s representations and warranties herein unless and until the damages suffered by Buyer as a result thereof shall equal or exceed $75,000.00 in the aggregate, and the maximum total liability for which Seller shall collectively be responsible with respect to all representations and warranties shall not exceed the amount of $1,750,000.00 in the aggregate (the “Maximum Liability Amount”). During the six (6) month period following the Closing, each Seller agrees to maintain its entity existence. Seller shall have no liability to Buyer after Closing for any matter disclosed by Seller or learned by Buyer prior to Closing.

7.4. “As Is” Sale; Brownfields Matters. Except as expressly set forth in this Agreement, Seller makes no representations or warranties, express and implied, regarding the physical condition of the Property, the presence or absence of hazardous materials on or emanating from the Real Property, the compliance by the Property with any applicable governmental requirement, or any other aspect of the Property. By execution of this Agreement, Buyer agrees that neither Seller nor Seller’s agents or representatives have made, and Buyer has not relied upon, any representation or warranty of any kind which is not expressly set forth or provided for in this Agreement or to be provided in the Closing documents, and Buyer shall acquire the Property in its physical condition as of the date of Closing “as is” and “with all faults” subject to the terms and conditions of this Agreement and the terms of the Closing documents. Buyer hereby acknowledges that Seller has disclosed to it certain environmental conditions at the Property (the “Brownfields Matters”), as outlined in greater detail in the materials disclosed to Buyer in writing pursuant to Section 7.1.12 and Schedule 7.1 hereof, and as addressed in that certain Brownfields Agreement attached as “Exhibit A” to the Notice of Brownfields Property recorded in the Mecklenburg County land records, Book 22632, Page 304 and that certain Brownfields Agreement attached as “Exhibit A” to the Notice of Brownfields Property recorded in the Mecklenburg County land records, Book 27184, Page 52, copies of which have been provided to Buyer.

ARTICLE 8: MISCELLANEOUS

8.1. Parties Bound, Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Buyer may assign this Agreement to an affiliate of Buyer or name a nominee to take title to the Property at the Closing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties, including, without limitation, any Buyer’s nominee. No assignment shall relieve the assignor of any obligation under this Assignment whether arising before or after such assignment. Notwithstanding any such assignment, the assignor shall remain jointly, severally and primarily liable for the performance of the obligations of the assignor hereunder.

8.2. Headings. The article, section, subsection and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

8.3. Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall be deemed not to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision.

8.4. Governing Law. This Agreement and other related instruments and documents shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located (i.e., the State of North Carolina).

8.5. Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

8.6. No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

8.7. Entirety and Amendments.

8.7.1. Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property.

8.7.2. Amendments. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

8.8. Time. Time is of the essence in the performance of this Agreement.

8.9. Confidentiality. Seller shall make no public announcement of this Agreement or the identity of Buyer (or any affiliate of Buyer, including, without limitation, Buyer’s parent entity or members) before or after the Closing (and shall instruct its agents, representatives and employees, including, without limitation, Broker to act likewise), except as may be required by applicable law. Seller may make disclosure of this Agreement (a) to its lenders, creditors, officers, employees, attorneys, surveyors, and agents, as well as Title Company and Escrow Company, as necessary to perform Seller’s obligations hereunder and to respond to inquiries of appraisers and brokers and (b) to the extent required by law.

8.10. Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party losing in any final judgment agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys’ fees, expended or incurred in connection therewith.

8.11. Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following addresses:

If to Seller:	Fountains at New Bern Station, LLC and Trade Street Operating Partnership, L.P. c/o Proffitt Dixon Partners 1355 Greenwood Cliff, Suite 150 Charlotte, NC 28204 Attention: Wyatt T. Dixon III
Telephone: (704) 560-3000
Facsimile:
Email:

With a copy to:	Johnston Allison & Hord 1065 East Morehead Street Charlotte, NC 28204 Attention: Joe T. Teague, Jr., Esq. Telephone: (704) 998-2220 Facsimile: (704) 376-1628 Email: Jteague@jahlaw.com

If to Buyer:

Trade Street Operating Partnership, LP

19950 W. Country Club Drive

Suite 801

Aventura, Florida 33180

Attention: Greg Baumann

Telephone: (786) 248-6050

Facsimile: (786) 248-3679

Email: GBaumann@Trade-Street.com

With a copy to:

Greenspoon Marder, P.A.

100 W. Cypress Creek Road

Suite 700

Fort Lauderdale, Florida 33309

Attention: Barry E. Sornerstein, Esq.

Telephone: (954) 527-2405

Facsimile: (954) 333-4005

Email: barry.somerstein@gmlaw.com

If to Escrow Holder/ Title Company:	Stewart Title Guaranty Company

Attention:
Telephone:
Facsimile:
Email:

Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case it shall be deemed delivered one business day after deposit with such courier, (b) sent by telefax, in which case notice shall be deemed delivered upon transmission of such notice (provided that confirmation of such transmission is provided), (c) sent by email in which case notice shall be deemed delivered when the sender’s equipment indicates it has been sent or (d) sent by personal delivery. The above addresses may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. In the event that any such notice is given by telefax, the party sending the telefax shall exercise reasonable efforts to send a hard copy of such telefax by one of the other methods of notice hereunder, but failure to exercise such efforts shall not be deemed a failure to give notice by telefax.

8.12. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

8.13. Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the described period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday in the state in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday in the state in which the Property is located. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Eastern Time.

8.14. Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by the parties hereto at Closing, each party agrees to perform, execute and deliver on or after the Closing any farther deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and/or assignment of the Property to Buyer.

8.15. Termination of Contract.

8.15.1. Termination. When the terms “termination of” or “to terminate” this Agreement or words of like import are used herein, such terms shall mean that, provided the party terminating has a right to terminate this Agreement, () Seller shall not be obligated to transfer title to the Property to Buyer, (ii) Buyer shall not be obligated to pay the Purchase Price, (iii) Buyer shall be entitled to the return and disbursement of the Earnest Money and any Costs and Excess Costs paid to Seller, plus interest earned thereon (and, to the extent Buyer terminates the Agreement as a result of a Seller default, any Costs and Excess Costs paid by Buyer and such other costs to be reimbursed to Buyer as expressly set forth herein) (except if such termination resulted from a breach of or default or failure to perform by Buyer under this Agreement), (iv) following such termination, neither party shall incur any further obligation to the other pursuant to this Agreement (except (a) if such termination resulted from a breach of or default or failure to perform under this Agreement, in which case the party that has not breached, defaulted or failed to perform shall have the rights and remedies provided in or pursuant to this Agreement, but subject to any applicable limitations set forth in this Agreement and (b) to the extent provided in provision (v) of this Section 8.15.1), and (v) any indemnification and hold harmless obligations of either party shall survive such termination.

8.15.2. Pre-Closing Remedies. In the event that, prior to the Closing, Buyer obtains actual knowledge of a material breach, default or failure to perform by Seller, including the material breach or failure of any representation or warranty made by Seller, Buyer may either (i) waive such breach, default or failure and proceed to Closing (and, consistent with Section 5.33, in the event that, prior to the Closing, Buyer obtains actual knowledge of a material breach, default or failure to perform by Seller if Buyer nonetheless proceeds to Closing and acquires the Property, then such actually known material breach, default or failure to perform shall be deemed waived, Buyer shall have no right or remedy with respect thereto and Seller shall have no obligation, liability or duty thereafter) or (ii) at Buyer’s election, and as Buyer’s sole and exclusive remedies in such event (as distinct from those set forth and/or covered by Section 8.15.3), (a) bring an action to obtain specific performance of this Agreement against Seller or obtain injunctive relief to prevent a breach of the terms of this Agreement or (b) terminate this Agreement, in which event the Escrow Holder shall refund to Buyer the full amount of the Earnest Money, Seller shall repay to Buyer any Costs and Excess Costs previously paid, and Buyer shall be paid. by Seller Buyer’s actual and verifiable out-of-pocket costs relating directly to this transaction in an amount not to exceed $100,000; provided, however, that in any event where provision (b) above shall apply, Seller shall, if Seller so elects, have a period of up to thirty (30) days to correct and cure such breach and the Closing Date shall be extended to the extent necessary to accommodate such cure period.

8.15.3. Post-Closing. Except as specifically limited in this Agreement (see Section 7.3 and Section 8.15.2 above), Buyer’s rights and remedies in the event of a breach, default or failure of performance by Seller (including, without limitation, a breach or failure of a Seller’s representation or warranty) shall not be limited and Buyer shall have all rights and remedies provided by law, equity or otherwise.

8.16. Knowledge of Buyer. For all purposes of this Agreement, the knowledge of Buyer is deemed to be the actual knowledge of Ryan L. Hanks.

8.17. Knowledge of Seller. For all purposes of this Agreement, the knowledge of Seller is deemed to be the actual knowledge of Stuart Proffitt and Wyatt Dixon. For purposes of this Agreement, including, without limitation, not only this Section 8.17, but also Section 8.16, actual knowledge or awareness shall not include any item, thing or matter with respect to which the knowledge or awareness is only constructive or imputed.

8.18. Exhibits. Each exhibit referenced herein and attached hereto is incorporated herein by this reference as if set forth in this Agreement in full.

8.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute only one contract. To facilitate execution of this Agreement, the parties may execute and exchange, by telephone facsimile or electronic mail, counterparts of the signature page(s),

8.20. Return of Materials. Upon termination of this Agreement by Buyer pursuant to any provision providing Buyer a right of termination and without cost or expense to Seller, Buyer shall immediately return to Seller all materials previously provided by Seller to Buyer and provide to Seller all materials obtained by Buyer in the process of its due diligence and inspections relating to the acquisition of the Property except for (i) Buyer’s market and economic feasibility analysis and (ii) any documents, materials or information which are subject to attorney/cliennt, work product or similar privilege, which constitute attorney communications with respect to Buyer, or which are subject to a confidentiality agreement.

8.21. 1031 Exchange. Either party may consummate the transfer of the Property pursuant to this Agreement as part of a so-called “like kind” exchange (“Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Seller’s obligations under this Agreement; (ii) the exchanging party shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and otherwise in complete compliance with the terms and provisions of this Agreement; (iii) the non-exchanging party shall not be required to take an assignment of the purchase agreement for any relinquished or to be acquired property or be required to acquire or hold title to any real property (other than the Property) for purposes of consummating the Exchange; and (iv) the exchanging party shall pay any and all additional costs and/or expenses that would not otherwise have been incurred by Seller or Buyer had such party not consummated its purchase through the Exchange, including, without limitation, actual attorneys’ fees (such as, for example, but not by way of limitation, actual attorneys’ fees incurred by the other party in having its counsel review any document or instrument related to the Exchange). The non-exchanging party shall not by the agreement set forth in this Section 8.21 or acquiescence to the Exchange (a) have its rights under this Agreement affected or diminished in any manner or (b) be responsible for compliance with or be deemed to have warranted to Seller that the Exchange in fact complies with Section 1031 of the Code or any other applicable law, rule or regulation. Subject always to the foregoing, the non-exchanging party agrees to cooperate with the exchanging party, at no cost and with no liability to the non-exchanging party, to effect the Exchange.

8.22. Rule 3.14 Audit. Until Closing and for a period of one year following the Closing Date, Seller agrees to provide to Buyer and Buyer’s accountants such information (including, without limitation, bank statements, general ledgers, rent rolls, property-level accounting records and tax records) reasonably requested by Buyer for the purpose of preparing a property-level Statement of Revenues and Certain Expenses (“Rule 3-14 Financials”) as required by Rule 3-14 of Securities and Exchange Commission Regulation S-X and sufficient to support an audit opinion by an independent accounting firm with respect to the Rule 3-14 Financials; provided, that Seller shall not be required to incur any third party costs or expenses in connection therewith nor shall Seller be required to make any representations or warranties with respect to such information beyond a customary representation letter reasonably requested by any accounting firm engaged by Buyer to deliver its auditors report with respect to the Rule 3-14 Financials.

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

DATED OCTOBER 29, 2012, BY AND BETWEEN

FOUNTAINS AT NEW BERN STATION, LLC

AND TRADE STREET OPERATING PARTNERSHIP, LP

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Agreement.

SELLER:

FOUNTAINS AT NEW BERN STATION, LLC, a North Carolina limited liability company By: Proffitt Dixon Partners, LLC a North Carolina limited liability company its Manager

By:	/s/ Stuart Proffitt
Name:	Stuart Proffitt
Title:	Manager

NEWBERN STATION HOLDINGS, LLC, a North Carolina limited liability company

By: Proffitt Dixon Partners, a North Carolina limited liability company its Manager

By:	/s/ Stuart Proffitt
Name:	Stuart Proffitt
Title:	Manager

[Signature Page Continues]

1

BUYER:

TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Trade Street OP GP, LLC, a Delaware limited liability company, its General Partner

	By:	Trade Street Residential, Inc., a Maryland corporation, its Sole Member

		By:	/s/ Bert Lopez
		Name:	Bert Lopez
		Title:	COO

AGREED, ACCEPTED AND ACKNOWLEDGED BY the undersigned Escrow Holder as provided and for the purposes set forth in Section 1.3 of this Agreement.

ESCROW HOLDER:
Bridge Trust Title Group, as agent for
STEWART TITLE GUARANTY COMPANY

By:	/s/ Gates Grainger
Name:	Gates Grainger
Title:	AVP
Date:	December 20, 2012

LIST OF EXHIBITS

Exhibit A: Plans and Specifications

Exhibit B: Development Budget

Exhibit C: Description of the Property

Exhibit D: Open Design Items

Exhibit E: Seller’s or Owner’s Affidavits

Exhibit F: Deed

Exhibit G: Bill of Sale and Assignment

Exhibit H: FIRPTA Affidavit

Exhibit I: Certificate of Restatement of Representations and Warranties

Schedule 7.1.12: Brownfields Documentation

2

Exhibit A

Plans and Specifications

Exhibit B

Development Budget

Exhibit C

Description of the Property

That certain parcel of land, situated, lying and being in the City of Charlotte, Mecklenburg County, North Carolina, and being more particularly described as follows:

COMMENCING at NGS Monument “KIMBRELL”, having NC GRID NAD83 coordinates of N:525,718.49 FT, E:1,439,499.23 FT; thence N 16°38’00” E a horizontal ground distance of 7,319.50 feet to a new nail, said point being located in the centerline of the eastern rail road track of the City of Charlotte Light Rail Line; which is the POINT OF BEGINNING; having NC GRID NAD83 coordinates of N:532,730.62 ft, E:1,441,594.08 ft, said point also being located at the northern most corner of the 3030 Partners, LLC Property as described in Deed Book 17292, Page 219 of the Mecklenburg County Registry; thence with the centerline of the aforesaid rail road tracks S 34°37’26” W a distance of 572.73 feet to a calculated point, said point being located at the southeast comer of the City of Charlotte Property as described in Deed Book 14846, Page 97 of the Mecklenburg County Registry; thence with the aforesaid City of Charlotte Property N 56°14’09” W crossing a new iron rod at a distance of 132.85 feet for a total distance of 452.70 feet to a new iron rod, said point being located at the southern comer of the Kimbark, LLC Property as described in Deed Book 12376, Page 145 and Resolution Book 23334, Page 580 of the Mecklenburg County Registry; thence with the aforesaid line as described in Resolution Book 23334, Page 580 N 51°36’21” E crossing anew iron rod at a distance of 293.06 feet for a total distance of 612.53 feet to a new nail, said point being located in the centerline of New Bern Street; thence with the centerline of New Bern Street S 54°03’28” E a distance of 273.82 feet to the POINT OF BEGINNING; Containing 210,372 square feet or 4.8295 acres as shown on a survey by R.B. Pharr and Associates P.A. dated May 27, 2011, (Map File W-4037).

That certain parcel of land, situated, lying and being in the City of Charlotte, Mecklenburg County, North Carolina, and being more particularly described as follows:

COMMENCING at a new iron rod located on the southern right-of-way of Foster Avenue and being the eastern most corner of the property described in Resolution Book 23334, Page 580 of the Mecklenburg County Registry; which is the POINT OF BEGINNING; having NC GRID NAD83 coordinates of N:532,692.94 ft, E:l,441,122.08 ft, said point also being located S 51°36’21” W a distance of 319.47 feet from the centerline of New Bern Street; thence S 51 °36’21” W a distance of 293.06 feet to a new iron rod, said point being located on a northern line of the City of Charlotte Property as described in Deed Book 14846, Page 97 of the Mecklenburg County Registry, said point also being located at the southern most corner of the Kimbark, LLC property as described in Deed Book 12376, Page 145 of the Mecklenburg County Registry; thence with the aforesaid Kimbark, LLC. Property N 34°03’46” E a distance of 190.93 feet to a new iron rod, said point being located on the southern right-of-way of Foster Avenue; thence with the southern right-of-way of Foster Avenue with the arc of a circular curve turning to the left with a radius of 210.19 feet and an arc length of 126.96, (chord: N 79°00’37” E a distance of 125.04 feet), to the POINT OF BEGINNING; Containing 7,636 square feet or 0.1753 acres as shown on a survey by R.B. Pharr and Associates P.A. dated May 27, 2011, (Map File W-4037).

Exhibit D

Open Design Items

Exhibit E

Seller’s or Owner’s Affidavits

Exhibit F

Deed

Exhibit G

Bill of Sale and Assignment

Exhibit H

FIRPTA Affidavit

Exhibit I

Certificate of Restatement of Representations and Warranties

Schedule 7.1.12

Brownsfields Documentation